CERTIFICATE OF DESIGNATIONS

OF

6.0% CONVERTIBLE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES A

OF

ENERGY SERVICES OF AMERICA CORPORATION

Pursuant to Section 151 of the
General Corporation Law
of the State of Delaware

ENERGY SERVICES OF AMERICA CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware thereof, does hereby certify:

The Board of Directors of the Corporation (the “Board of Directors”), in accordance with the Certificate of Incorporation and Bylaws of the Corporation and applicable law, adopted the following resolution creating one series of shares of Preferred Stock of the Corporation designated as “6.0% Convertible Cumulative Perpetual Preferred Stock, Series A.”

RESOLVED, that pursuant to the provisions of the Certificate of Incorporation and the Bylaws and applicable law, one series of Preferred Stock, par value $0.0001 per share, of the Corporation be and hereby are created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

RIGHTS AND PREFERENCES

6.0% CONVERTIBLE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES A

Section 1. Designation.

There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “6.0% Convertible Cumulative Perpetual Preferred Stock, Series A” (the “Series A Preferred Stock”). The number of shares constituting the Series A Preferred Stock shall be 240. The par value of the Series A Preferred Stock shall be $0.0001 per share.  The liquidation preference of the Series A Preferred Stock shall be $25,000 per share.  Each share of Series A Preferred Stock shall be identical in all respects to every other share of Series A Preferred Stock.

Section 2. Ranking.

The Series A Preferred Stock will, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank (i) on a parity with each other class or series of equity securities of the Corporation the terms of which do not expressly provide that such class or series will rank senior or junior to the Series A Preferred Stock as to dividend rights and/or rights on liquidation, winding-up and dissolution of the Corporation (collectively referred to as “Series A Parity Securities”), (ii) junior to each other class or series of equity securities of the Corporation the terms of which expressly provide that such class or series will rank senior to the Series A Preferred Stock as to dividend rights and/or rights on liquidation, winding-up and dissolution of the Corporation, and (iii) senior to (A) the Corporation’s common stock, par value $0.0001 per share (the “Common Stock”) and (B) each other class or series of capital stock of the Corporation outstanding or established after the Effective Date by the Corporation the terms of which expressly provide that it ranks junior to the Series A Preferred Stock as to dividend rights and/or rights on liquidation, winding-up and dissolution of the Corporation (collectively referred to as “Series A Junior Securities”).  In each case, “dividend rights,” as used above, will be analyzed without regard to whether dividends accrue cumulatively or non-cumulatively.  The Corporation has the power to authorize and/or issue additional shares or classes or series of Series A Junior Securities or Series A Parity Securities without the consent of the Series A Holders.  The respective definitions of “Series A Parity Securities” and “Series A Junior Securities” shall include any options, warrants and any other rights exercisable for or convertible into Series A Parity Securities or Series A Junior Securities.

Section 3. Definitions.

The following initially capitalized terms shall have the following meanings, whether used in the singular or the plural:

“Applicable Conversion Price” means the Conversion Price in effect at any given time.

“Business Day” means any day that is not Saturday or Sunday and that, in New York City, is not a day on which banking institutions generally are authorized or obligated by law or executive order to be closed.

“Bylaws” means the bylaws of Energy Services of America Corporation, as amended from time to time and as in effect as of any applicable date.

“Certificate of Designations” means this Certificate of Designations of the Corporation, dated June 19, 2013, as amended from time to time.

“Certificate of Incorporation” means the Certificate of Incorporation of the Corporation, as amended from time to time, and including the Certificate of Designations as of the date the Certificate of Designations is filed with the Secretary of State of the State of Delaware.

“Common Stock” has the meaning set forth in Section 2.

“Conversion Price” means, for purposes of calculating conversion shares of Series A Preferred Stock into shares of Common Stock only, $1.50, subject to adjustment pursuant to Section 10.

“Corporation” means Energy Services of America Corporation, a Delaware corporation.

“Distribution” means the transfer from the Corporation to its stockholders of cash, securities or other assets or property, including, without limitation, evidences of indebtedness, shares of capital stock or securities (including, without limitation, any dividend or distribution of (i) shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in a “spin-off” transaction or (ii) rights or warrants to purchase shares of Common Stock (other than rights issued pursuant to a shareholders’ rights plan, a dividend reinvestment plan or other similar plans)), without consideration, whether by way of dividend or otherwise.

“Dividends” has the meaning set forth in Section 4(a).

“Dividend Payment Date” has the meaning set forth in Section 4(a).

“Dividend Period” has the meaning set forth in Section 4(b).

“Dividend Rate” means six percent (6.0%) per annum.

“Effective Date” means the date on which shares of the Series A Preferred Stock are first issued.

“Exchange Property” has the meaning set forth in Section 8(a).

“Liquidation Preference” means $25,000 per share of Series A Preferred Stock (as adjusted for any split, subdivision, combination, consolidation, recapitalization or similar event with respect to the Series A Preferred Stock).

“Notice of Conversion” has the meaning set forth in Section 7(b).

“Notice of Redemption” has the meaning set forth in Section 9(a).

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

“Record Date” means, with respect to Dividends, the fifteenth day of the month in which the relevant Dividend Payment Date occurs.

“Redemption Date” has the meaning set forth in Section 7(a).

“Redemption Price” has the meaning set forth in Section 7(a).

“Reorganization Event” has the meaning set forth in Section 8(a).

“Series A Preferred Stock” has the meaning set forth in Section 1.

“Series A Holder” means the Person in whose name the shares of the Series A Preferred Stock are registered, which may be treated by the Corporation as the absolute owner of the shares of Series A Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.

“Series A Junior Securities” has the meaning set forth in Section 2.

“Series A Parity Securities” has the meaning set forth in Section 2.

“Transfer” means, with respect to any securities (i) when used as a verb, to sell, assign, dispose of, exchange, or otherwise transfer such securities, or agree or commit to do any of the foregoing and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, or other transfer of such securities, or any agreement or commitment to do any of the foregoing.

Section 4. Dividends.

(a) From and after the Effective Date, cumulative dividends (“Dividends”) shall accrue at the Dividend Rate and shall be payable semi-annually in arrears on June 30 and December 31 of each year (each, a “Dividend Payment Date”) or, if any such day is not a Business Day, the next Business Day.  Dividends, if, when and as declared by the Board of Directors or a duly authorized committee of the Board of Directors, will be, for each outstanding share of Series A Preferred Stock, payable in cash at an annual rate equal to the Dividend Rate multiplied by the sum of (A) the Liquidation Preference plus (B) all accrued and unpaid Dividends for any prior Dividend Period that are payable on such share of Series A Preferred Stock.

(b) Dividends will be computed on the basis of a 360-day year of twelve 30-day months and, for any Dividend Period greater or less than a full Dividend Period, will be computed on the basis of the actual number of days elapsed in the period divided by 360. The period from the Effective Date to the first Payment Date thereafter and each period from and including a Dividend Payment Date to but excluding the following Dividend Payment Date is herein referred to as a “Dividend Period”.

(c) Dividends are cumulative. Dividends shall begin to accrue and be cumulative from and including the Effective Date, shall compound at the Dividend Rate on each subsequent Dividend Payment Date (i.e., no Dividends shall accrue on a previous Dividend unless and until the first Dividend Payment Date for such previous Dividends has passed without such previous Dividends having been paid on such date) and shall be payable semi-annually in arrears on each Dividend Payment Date, commencing with the first such Dividend Payment Date.  If the Corporation determines not to pay a full Dividend on any Dividend Payment Date, the Corporation will provide prompt written notice to the Series A Holders.

(d) Each Dividend will be payable to Series A Holders of record as they appear in the records of the Corporation on the applicable Record Date.

(e) So long as any shares of Series A Preferred Stock remain outstanding, if all Dividends on all outstanding shares of the Series A Preferred Stock have not been declared and paid in full, or declared and sufficient funds set aside therefor, the Corporation shall not, directly or indirectly, (i) declare or pay dividends with respect to, or make any distributions on, or directly or indirectly, redeem, purchase or acquire any of its Series A Junior Securities or Series A Parity Securities (ii) directly or indirectly, redeem, purchase or acquire any of the Series A Preferred Stock, other than, in each case, (A) redemptions, purchases or other acquisitions of Series A Junior Securities or Series A Parity Securities in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or in connection with a dividend reinvestment plan, in each case in the ordinary course of business and consistent with past practice (B) any declaration of a dividend in connection with any stockholders’ rights plan, or the issuance of rights, stock or other property under any stockholders’ rights plan, or the redemption or repurchase of rights pursuant thereto, (C) conversions or exchanges of Series A Junior Securities into or for Series A Junior Securities or conversions or exchanges of Series A Parity Securities into or for Series A Junior Securities or Series A Parity Securities and (D) any purchase of fractional interests in shares of the Corporation’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged. If Dividends payable for any Dividend Payment Date are not paid in full, or declared and sufficient funds set aside therefor on the shares of the Series A Preferred Stock and there are issued and outstanding shares of Series A Parity Securities with the same dividend payment date (or, in the case of Series A Parity Securities having dividend payment dates different from the dividend payment dates applicable to the Series A Preferred Stock, on a dividend payment date falling within a Dividend Period applicable to such Dividend Payment Date with respect to the Series A Preferred Stock), then all Dividends declared on shares of the Series A Preferred Stock and such Series A Parity Securities on such date or dates, as the case may be, shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as full Dividends per share payable on the shares of the Series A Preferred Stock and all such Series A Parity Securities otherwise payable on such dividend payment date (or, in the case of Series A Parity Securities having dividend payment dates different from the Dividend Payment Dates applicable to the Series A Preferred Stock, on a dividend payment date falling within a Dividend Period applicable to such Dividend Payment Date with respect to the Series A Preferred Stock) (subject to such dividends on such Series A Parity Securities having been declared by the Board of Directors out of legally available funds and including, in the case of any such Series A Parity Securities that bear cumulative dividends, all accrued but unpaid dividends) bear to each other.

(f)  From and after the Effective Date, so long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not declare, pay or set apart for payment any dividend or make any Distribution on any Common Stock, unless all Dividends have been paid or set aside for payment.

Section 5. Liquidation.

(a) In the event the Corporation voluntarily or involuntarily liquidates, dissolves or winds up, the Series A Holders at the time shall be entitled to receive liquidating distributions in an amount equal to the Liquidation Preference per share of Series A Preferred Stock, plus an amount equal to any accrued but unpaid Dividends, whether or not declared, thereon to and including the date of such liquidation, out of assets legally available for distribution (or proceeds from the sale thereof) to the Corporation’s stockholders, before any distribution of assets is made to or set aside for the holders of the Common Stock or any other Series A Junior Securities.

(b) In the event the assets of the Corporation available for distribution (or proceeds from the sale thereof) to stockholders upon any liquidation, dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable pursuant to Section 5(a) with respect to all outstanding shares of the Series A Preferred Stock and the corresponding amounts payable on any Series A Parity Securities, the Series A Holders and the holders of such Series A Parity Securities shall share ratably in any distribution of assets of the Corporation in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

(c)  For purposes of this Section 5, the Corporation’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Corporation, or the sale of all or substantially all of the Corporation’s assets, property or business will not constitute its liquidation, dissolution or winding up.

Section 6. Maturity.

The Series A Preferred Stock shall be perpetual unless redeemed in accordance with this Certificate of Designations.

Section 7. Redemption.

(a) The Corporation, at its option, may redeem, in whole or in part, at any time, the shares of Series A Preferred Stock at the time outstanding, upon notice given as provided in Section 7(b) below, at a redemption price per share payable in cash equal to $25,000 plus all accrued and unpaid Dividends (the “Redemption Price”), whether or not declared, up to, but excluding, the date fixed for redemption (the “Redemption Date”). The Redemption Price for any shares of Series A Preferred Stock shall be payable on the Redemption Date to the Series A Holders against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared but unpaid Dividends payable on a Redemption Date that occurs subsequent to a Record Date shall not be paid to the Series A Holder entitled to receive the Redemption Price on the Redemption Date, but rather shall be paid to the holder of record of the redeemed shares on such Record Date. If the Corporation elects to redeem less than all of the outstanding Series A Preferred Stock, then the Corporation shall redeem shares of Series A Preferred Stock held by each Series A Holder, on a pro rata basis as among all Series A Holders.  The Series A Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Series A Holders will have no right to require redemption of any shares of Series A Preferred Stock.

(b)  Notice of every redemption (each, a “Notice of Redemption”) of shares of Series A Preferred Stock shall be given by first class mail, postage prepaid, addressed to the Series A Holders at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 45 days and not more than 75 days before the Redemption Date; provided, that failure to give such notice by mail, or any defect in such notice or in the mailing thereof, to any Series A Holder shall not affect the validity of the proceedings for the redemption of any other shares of Series A Preferred Stock to be so redeemed except as to the Series A Holder to whom the Corporation has failed to give such notice or except as to the Series A Holder to whom notice was defective. Notwithstanding the foregoing, if the Series A Preferred Stock or any depositary shares representing interests in the Series A Preferred Stock are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the Series A Holders at such time and in any manner permitted by such facility. Each Notice of Redemption shall provide: (i) the Redemption Date; (ii) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by such Series A Holder are to be redeemed, the number of such shares to be redeemed from such Series A Holder; (iii) the Redemption Price (or manner of determination of the Redemption Price); (iv) the Applicable Conversion Price; (v) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price; and (vi) a form pursuant to which a Series A Holder may elect to convert his or her shares of Series A Preferred Stock into shares of Common Stock pursuant to Section 8 hereof (a “Notice of Conversion”).

(c)      If the Notice of Redemption has been duly given as provided in Section 7(b) and if on or before the Redemption Date all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the Series A Holders, as applicable, so as to be and continue to be available therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the Redemption Date unless the Corporation defaults in the payment of the Redemption Price, in which case such rights shall continue until the Redemption Price is paid, dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the Series A Holders thereof to receive the amount payable on such redemption, without interest. Any funds unclaimed at the end of two (2) years from the Redemption Date shall, to the extent permitted by law, be released to the Corporation, after which time the Series A Holders shall look only to the Corporation for payment of the Redemption Price of such shares. Shares of outstanding Series A Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation, or converted into another series of preferred stock, shall be cancelled and shall revert to authorized but unissued shares of preferred stock undesignated as to series.

Section 8. Conversion.  In the event that the Corporation delivers a Notice of Redemption pursuant to Section 7(b) hereof, then, at the option of any Series A Holder, some or all shares of Series A Preferred Stock held by such Series A Holder as shall be converted into a number of shares of Common Stock as shall be determined by dividing (i) $25,000, plus all accrued and unpaid dividends, whether or not declared, by (ii) the Applicable Conversion Price; provided that any and all dividends, whether or not declared, shall be paid to the holder of record of the shares of Series A Preferred Stock or the shares of Common Stock as of the applicable record date with respect to such dividends.  Other than as set forth in Section 8 and Section 9 hereof, Series A Holders will have no right to require conversion of any shares of Series A Preferred Stock.  No conversion of Series A Preferred Stock into shares of Common Stock shall be effective unless the Series A Holder complies with the conversion procedures set forth in Section 9(a) hereof, and all conversions shall be subject to the applicable provisions of Sections 9(b) – 9(h) hereof.

Section 9. Conversion Procedures.

(a) If a Series A Holder intends to effect the conversion of some or all of the Series A Preferred Stock held by such Series A Holder pursuant to Section 8 hereof, then such Series A Holder shall, at least two (2) Business Days prior to the redemption date specified in the Notice of Redemption, provide to the Corporation a Notice of Conversion.  In addition to any information required by applicable law or regulation, the Notice of Conversion shall state (i) the name of the Series A Holder; (ii) the number of shares of Series A Preferred Stock held by such Series A Holder; (iii) the number of shares of Series A Preferred Stock such Series A Holder that are subject to the Notice of Conversion; and (iv) the name in which shares of Common Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Series A Preferred Stock should be registered or paid and the manner in which such shares, cash or other property should be delivered or paid.

(b) If less than all of the outstanding Series A Preferred Stock are subject to the applicable Notice of Redemption, then the shares of Series A Preferred Stock held by each Series A Holder shall be converted, on a pro rata basis as among all shares of Series A Preferred Stock as to which the Series A Holders have submitted to the Corporation a Notice of Conversion.

(c) Not later than five (5) Business Days following the Redemption Date, the Corporation shall provide notice to each Series A Holder who has submitted a Notice of Conversion of (i) the total number of shares of Series A Preferred Stock as which the Corporation has received a Notice of Conversion; (ii) the number of shares of Series A Preferred Stock held by each Series A Holder that will be converted, if less than all the shares held by such Series A Holder; and (iii) the place or places where certificates for such shares of Series A Preferred Stock are to be surrendered for conversion.

(d) Effective immediately prior to the close of business on the Redemption Date, dividends shall no longer be declared on the Series A Preferred Stock subject to a Notice of Conversion and the Series A Preferred Stock subject to the Notice of Conversion and that shall be converted pursuant to Section 9(b) shall cease to be outstanding, subject to the right of the Series A Holder to receive (i) shares of Common Stock issuable upon conversion, (ii) any declared and unpaid dividends on such Series A Holder’s shares of Series A Preferred Stock, and (iii) any other payments to which such Series A Holder is otherwise entitled pursuant to Section 5, Section 7, Section 8, Section 11 or Section 14 hereof, as applicable.

(e) No allowance or adjustment to the Applicable Conversion Price, except pursuant to Section 10, shall be made in respect of dividends payable to holders of the Common Stock of record as of any date after the date of the Notice of Redemption and prior to the close of business on the Redemption Date with respect to any share of Series A Preferred Stock.  Effective immediately prior to the close of business on the Redemption Date the shares of Series A Preferred Stock converted thereon shall not be deemed outstanding for any purpose, and the Series A Holders shall have no rights with respect to the Common Stock or other securities issuable upon conversion (including voting rights, rights to respond to tender offers for the Common Stock or other securities issuable upon conversion and rights to receive any dividends or other distributions on the Common Stock or other securities issuable upon conversion) by virtue of holding such shares of Series A Preferred Stock converted, except to the extent set forth in Section 4.

(f) Shares of Series A Preferred Stock duly converted in accordance with this Certificate of Designations, or otherwise reacquired by the Corporation, shall, upon the effectiveness of such conversion or reacquisition, resume the status of authorized and unissued preferred stock, undesignated as to series and available for future issuance. The Corporation may from time-to-time take such appropriate action as may be necessary to reduce the authorized number of shares of Series A Preferred Stock; provided, that the Corporation shall not take any such action if such action would reduce the authorized number of shares of Series A Preferred Stock below the number of shares of Series A Preferred Stock then outstanding.

(g)  The Person or Persons entitled to receive the Common Stock and/or cash, securities or other property issuable upon conversion of Series A Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or securities as of the close of business on the Redemption Date with respect thereto. In the event that a Series A Holder shall not by written notice designate the name in which shares of Common Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Series A Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares, and make such payment, in the name of the Series A Holder and in the manner shown on the records of the Corporation.

(h) On the Redemption Date, certificates representing shares of Common Stock shall be issued and delivered to the Series A Holders or such Series A Holder’s designee (or, at the Corporation’s option such shares shall be registered in book-entry form) upon presentation and surrender of the certificate evidencing the Series A Preferred Stock to the Corporation and, if required, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes.

Section 10. Anti-Dilution Adjustments.

(a)                 The Conversion Price shall be subject to the following adjustments:

(i) Stock Dividends and Distributions. If the Corporation pays dividends or other Distributions on the Common Stock in shares of Common Stock, then the Conversion Price in effect immediately prior to the record date for such dividend or Distribution will be multiplied by a fraction (A) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the record date for such dividend or Distribution, and (B) the denominator of which shall be the sum of (I) the number of shares of Common Stock outstanding immediately prior to the record date for such dividend or Distribution plus (II) the total number of shares of Common Stock constituting such dividend or Distribution.  For the purposes of this clause (i), the number of shares of Common Stock at the time outstanding shall not include shares acquired by the Corporation. If any dividend or Distribution described in this clause (i) is declared but not so paid or made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to make such dividend or Distribution, to such Conversion Price that would be in effect if such dividend or Distribution had not been declared (but giving effect to any intervening adjustments that may have been made with respect to the Series A Preferred Stock).

(ii) Subdivisions, Splits and Combination of the Common Stock. If the Corporation subdivides, splits or combines the shares of Common Stock, then the Conversion Price in effect immediately prior to the effective date of such share subdivision, split or combination will be multiplied by a fraction (A) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the effective date of such share subdivision, split or combination, and (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately after the opening of business on the effective date of such share subdivision, split or combination.   For the purposes of this clause (ii), the number of shares of Common Stock at the time outstanding shall not include shares acquired by the Corporation. If any subdivision, split or combination described in this clause (ii) is announced but the outstanding shares of Common Stock are not subdivided, split or combined, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to subdivide, split or combine the outstanding shares of Common Stock, to such Conversion Price that would be in effect if such subdivision, split or combination had not been announced (but giving effect to any intervening adjustments that may have been made with respect to the Series A Preferred Stock).

(iii) Issuance of Stock Purchase Rights. If the Corporation issues to all holders of the shares of Common Stock rights or warrants (other than rights or warrants issued pursuant to a stockholders’ rights plan, a dividend reinvestment plan or share purchase plan or other similar plans) entitling them to subscribe for or purchase the shares of Common Stock at less than (or having conversion price per share that is less than) the Applicable Conversion Price on the date fixed for the determination of stockholders entitled to receive such rights or warrants, then the Conversion Price in effect immediately prior to the record date for such distribution will be multiplied by a fraction (A) the numerator of which shall be the sum of (I) the number of shares of Common Stock outstanding immediately prior to the record date for such distribution plus (II) the number of shares of Common Stock equal to the aggregate price payable to exercise such rights or warrants divided by the Applicable Conversion Price on the date fixed for the determination of stockholders entitled to receive such rights or warrants, and (B) the denominator of which shall be the sum of (I) the number of shares of Common Stock outstanding immediately prior to the record date for such distribution plus (II) the total number of shares of Common Stock issuable pursuant to such rights or warrants.  For the purposes of this clause (iii), the number of shares of Common Stock at the time outstanding shall not include shares acquired by the Corporation. The Corporation shall not issue any such rights or warrants in respect of shares of the Common Stock acquired by the Corporation. In the event that such rights or warrants described in this clause (iii) are not so issued, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to issue such rights or warrants, to the Conversion Price that would then be in effect if such issuance had not been declared (but giving effect to any intervening adjustments that may have been made with respect to the Series A Preferred Stock). To the extent that such rights or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the Conversion Price shall be readjusted to such Conversion Price (but giving effect to any other adjustments that may have been made with respect to the Conversion Price pursuant to the terms of this Certificate of Designations) that would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered. In determining the aggregate offering price payable for such shares of Common Stock, there shall be taken into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be determined in a reasonable manner by the Board of Directors).

(iv) Shareholder Rights Plan.  To the extent that the Corporation has a rights plan in effect on any Redemption Date with respect to any shares of Series A Preferred Stock or Common Stock, each share of Common Stock issued upon conversion of the Series A Preferred Stock shall be entitled to receive the appropriate number of rights, if any, and the certificates representing the Common Stock issued upon such conversion shall bear such legends, if any, in each case as may be provided by the terms of any shareholder rights plan, as the same may be amended from time to time.  If, however, on any Redemption Date, the rights have separated from the shares of Common Stock in accordance with the provisions of the applicable shareholder rights plan and the holders of the Series A Preferred Stock would not be entitled to receive any rights in respect of Common Stock issuable upon conversion of the Series A Preferred Stock, then the Conversion Price shall be equally and ratably adjusted at the time of the separation, subject to readjustment in the event of the expiration, termination or redemption of such rights.

(b) The Corporation may make such decreases in the Conversion Price, in addition to any other decreases required by this Section 10, as the Board of Directors deems it advisable to avoid or diminish any income tax to holders of the Corporation’s capital stock resulting from any dividend or Distribution of shares of Common Stock (or issuance of rights or warrants to acquire shares of Common Stock) or from any event treated as such for income tax purposes or for any other reason.

(c)                 All adjustments to the Conversion Price shall be calculated to the nearest one-tenth (1/10) of a cent. No adjustment in the Conversion Price shall be required if such adjustment would be less than $0.01; provided, that any adjustments which by reason of this subparagraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided, further, that on any Redemption Date, adjustments to the Conversion Price will be made with respect to any such adjustment carried forward and which has not been taken into account before such date.

(d)                 No adjustment to the Conversion Price shall be made if the Series A Holders may participate in the transaction that would otherwise give rise to an adjustment, as a result of holding the Series A Preferred Stock (including without limitation pursuant to Section 4 hereof), without having to convert the Series A Preferred Stock, as if they held the full number of shares of Common Stock into which a share of the Series A Preferred Stock may then be converted.

(e)                 The Conversion Price shall not be adjusted: (i) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in shares of Common Stock under any such plan; (ii) upon the issuance of any shares of Common Stock or rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Corporation or any of its subsidiaries; (iii) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date shares of the Series A Preferred Stock were first issued and not substantially amended thereafter; (iv) for a change in the par value or no par value of Common Stock; or (v) for accrued but unpaid dividends on the Series A Preferred Stock.

(f) As soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Price pursuant to Section 10(a) or Section 10(b) (or if the Corporation is not aware of such occurrence, as soon as practicable after becoming so aware), the Corporation shall (i) provide, or cause to be provided, a written notice to the Series A Holders, of the occurrence of such event, and (ii) compute the Conversion Price in accordance with Section 10(a) or Section 10(b), taking into account the $0.01 threshold set forth in Section 10(c) hereof.  As soon as practicable following such computation of the revised Conversion Price in accordance with Section 10(a) or Section 10(b), the Corporation shall provide, or cause to be provided, a written notice to the Series A Holders setting forth in reasonable detail the method by which the adjustment to the Conversion Price was determined and setting forth the revised Conversion Price.

Section 11. Reorganization Events.

(a) In the event that, for so long as any shares of Series A Preferred Stock remain outstanding there occurs, in one transaction or a series of related transactions: (i) any reorganization, merger, share exchange or consolidation, or similar transaction (other than a transaction pursuant to which the Corporation is the surviving entity and pursuant to which the shares of Common Stock outstanding immediately prior to the transaction are not exchanged for cash, securities or other property of the Corporation or another Person); (ii) any transaction resulting in the sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Corporation, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person; or (iii) any statutory exchange of the outstanding shares of Common Stock for securities of another Person (other than in connection with a merger or acquisition) (any such event specified in this Section 11(a), a “Reorganization Event”), then each share of Series A Preferred Stock outstanding immediately prior to such Reorganization Event shall be deemed, solely for purposes of this Section 11(a), to have converted, effective immediately prior to the effective time of the Reorganization Event, into a number of shares of Common Stock equal to the product of (x) the Liquidation Preference (plus all accrued and unpaid Dividends, whether or not declared, up to but excluding the date of consummation of such Reorganization Event), divided by (y) the value, measured in dollars, ascribed to one share of Common Stock in connection with such Reorganization Event; provided, that, notwithstanding the foregoing and for the avoidance of doubt, the shares of Series A Preferred Stock shall not convert into shares of Common Stock upon the occurrence of a Reorganization Event.  Any agreement setting forth the terms and conditions of, or otherwise relating to, a Reorganization Event shall provide that the Series A Holders will be entitled to receive the type and amount of securities, cash and other property receivable in such Reorganization Event (such securities, cash and other property, the “Exchange Property”) by the holder of the number of shares of Common Stock into which one share of Series A Preferred Stock held by such Series A Holder plus all accrued and unpaid Dividends, whether or not declared, up to but excluding the date of consummation of such Reorganization Event, would be deemed to have been converted in accordance with the immediately preceding sentence.

(b) In the event that holders of the shares of Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the Series A Holders shall likewise be entitled to make such an election.

(c) The above provisions of this Section 11 shall similarly apply to successive Reorganization Events.

(d) The Corporation (or any successor) shall, within seven (7) days of the consummation of any Reorganization Event, provide written notice to the Series A Holders of such consummation of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 11.

(e)                 The Corporation shall not enter into any agreement for a transaction constituting a Reorganization Event unless such agreement provides for or does not interfere with or prevent (as applicable) a transaction that is consistent with and gives effect to this Section 11.

Section 12. Voting Rights.

Series A Holders will not have any voting rights, except except that:

(a) so long as any shares of Series A Preferred Stock are outstanding, the vote or consent of the Series A Holders owning a majority of the shares of Series A Preferred Stock at the time outstanding, voting as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating (i) any matter that requires the approval of the Series A Holders in accordance with applicable law; (ii) any amendment, alteration or repeal (including by means of a merger, consolidation or otherwise) of any provision of the Certificate of Incorporation (including this Certificate of Designations) or the Bylaws that would alter or change the rights, preferences or privileges of the Series A Preferred Stock so as to affect them adversely; (iii) any amendment or alteration (including by means of a merger, consolidation or otherwise) of the Corporation’s Certificate of Incorporation to authorize, or create, or increase the authorized amount of, any shares of, or any securities convertible into shares of, any class or series of the Corporation’s capital stock ranking senior to the Series A Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation; or (iv) the consummation of a binding share exchange or reclassification involving the Series A Preferred Stock, a merger or consolidation of the Corporation with another entity, or the sale of all or substantially all of the property and assets of the Corporation; provided, that, the Series A Holders will have no right to vote under this Section 12(a)(iv) if in each case (x) the Series A Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, is converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and (y) such Series A Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series A Preferred Stock, taken as a whole.

(b) For the avoidance of doubt, any increase in the amount of the authorized preferred stock or any securities convertible into preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of any series of preferred stock or any securities convertible into preferred stock ranking junior to the Series A Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) will not, in and of itself, be deemed to adversely affect rights, preferences or privileges of the Series A Preferred Stock and, notwithstanding any provision of Delaware law, the Series A Holders will have no right to vote solely by reason of such an increase, creation or issuance.

Section 13. Transfer of Series A Preferred Stock.

The Series A Preferred Stock shall, subject to applicable law, be freely Transferable.  Each Series A Holder shall promptly provide, but in no event later than three (3) Business Days following any Transfer, notice to the Corporation of such Transfer of the Series A Preferred Stock.

Section 14.  Fractional Shares.

(a) No fractional shares of Common Stock will be issued as a result of any conversion of shares of Series A Preferred Stock.

(b) In lieu of any fractional share of Common Stock otherwise issuable in respect of any conversion pursuant to Section 8 hereof, the Corporation shall pay an amount in cash (computed to the nearest cent) equal to (i) such fraction of a share of Common Stock to which the Series A Holder would otherwise be entitled, multiplied by (ii) the Applicable Conversion Price as of the Redemption Date.

(c) If more than one share of the Series A Preferred Stock is surrendered for conversion at one time by or for the same Series A Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series A Preferred Stock so surrendered.

Section 15. Reservation of Common Stock.

(a) The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock or shares acquired by the Corporation, solely for issuance upon the conversion of shares of Series A Preferred Stock as provided in this Certificate of Designations free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all of the shares of Series A Preferred Stock then outstanding.

(b) Notwithstanding the foregoing, the Corporation shall be entitled to deliver upon conversion of shares of the Series A Preferred Stock, as herein provided, shares of Common Stock acquired by the Corporation (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such acquired shares of Common Stock are free and clear of all liens, charges, security interests or encumbrances.

(c) All shares of Common Stock delivered upon conversion of the Series A Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances.

(d) Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series A Preferred Stock, the Corporation shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

(e) The Corporation hereby covenants and agrees that, if at any time the Common Stock shall be listed on The NASDAQ Global Market or any other national securities exchange or automated quotation system, the Corporation will, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all the Common Stock issuable upon conversion of the Series A Preferred Stock.

Section 16. Replacement Certificates.

The Corporation shall replace any mutilated certificate at the Series A Holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the Series A Holder’s expense upon delivery to the Corporation of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may reasonably be required by the Corporation.

Section 17. Miscellaneous.

(a) All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed: (i) if to the Corporation, to its office at 100 Industrial Lane, Huntington, West Virginia 25702, Attention: Chief Executive Officer, (ii) if to any Series A Holder, to such Series A Holder at the address of such Series A Holder as listed in the stock record books of the Corporation, or (iii) to such other address as the Corporation or any such Series A Holder shall have designated by notice similarly given.

(b) The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series A Preferred Stock issued pursuant hereto or certificates representing such shares of Series A Preferred Stock. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any Transfer involved in the issuance or delivery of shares of Series A Preferred Stock in a name other than that in which the shares of Series A Preferred Stock were initially registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

(c) All payments on the shares of Series A Preferred Stock shall be subject to withholding and backup withholding of tax to the extent required by applicable law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by the holders thereof.

(d) No share of Series A Preferred Stock shall have any rights of preemption whatsoever under this Certificate of Designations as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated issued or granted.

(e) The shares of Series A Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law.

(f) The Corporation covenants not to treat the Series A Preferred Stock as preferred stock for purposes of Section 305 of the Internal Revenue Code of 1986, as amended, except as otherwise required by applicable law.

RESOLVED, that all actions taken by the officers and directors of the Corporation or any of them in connection with the foregoing resolutions through the date hereof be, and they hereby are, ratified and approved.

IN WITNESS WHEREOF, Energy Services of America Corporation has caused this Certificate of Designations to be signed by Douglas V. Reynolds, its President and Chief Executive Officer this 19th day of June, 2013.

ENERGY SERVICES OF AMERICA CORPORATION

By:/s/ Douglas V. Reynolds
     Douglas V. Reynolds
     President and Chief Executive Officer